Filed Pursuant to Rule 433

Registration Statement Nos. 333-202913 and 333-180300-03

June 5, 2017

Please find the summary of the indicative terms for our June offerings below. All terms, including but not limited to contingent coupon rate, upside participation rate, knock-in level, buffer amount, automatic redemption premium and fixed payment percentage, as applicable, are subject to change and will be determined on the Trade Date. Additionally, dates listed below are expected dates, which are subject to change due to market conditions. The sales concessions listed may only represent a portion of the total underwriting discounts and fees for an offering. Capitalized terms used herein shall have the meaning given to them in the applicable offering documents. Any payment on the securities is subject to Credit Suisse's ability to pay its obligations as they become due. Each of these summaries of the indicative terms for our June offerings is a general description of the terms of such offering. Please see the applicable offering document at the links provided below. Investing in the notes involves a number of risks. See "Selective Risk Considerations" herein and "Selected Risk Considerations" in the applicable offering documents.

FOR BROKER-DEALER USE ONLY. NOT FOR DISTRIBUTION. SUBJECT TO CHANGE.

BROKERAGE OFFERINGS
Product Description	CUSIP	Trade Date	Offering Closes	Maturity Date	Sales Concession	Fact Sheet	Preliminary Pricing Supplement
INCOME/CASH FLOW ALTERNATIVES
1.25Y RTY SX5E Contingent Coupon Autocallable Yield Notes, 75% American barrier [7.00-9.00]% p.a. coupon paid monthly (subject to issuer's early redemption), 1% loss of principal for every 1% decline in lowest performing underlying beyond the initial level if a knock-in event occurs	22550B5Q2	6/27/17	6/26/17 4PM EST	9/28/18	1.50%	U2098	U2098
1.5Y SPX RTY Contingent Coupon Autocallable Yield Notes, 75% American barrier [6.50-8.50]% p.a. coupon paid monthly (subject to issuer's early redemption), 1% loss of principal for every 1% decline in lowest performing underlying beyond the initial level if a knock-in event occurs	22550B6T5	6/27/17	6/27/17 11AM EST	12/31/18	1.50%	U2110	U2110
2Y SPX RTY Autocallable Securities, 70% American barrier, [8.00-10.00]% p.a. semi- annual automatic redemption premium rate, 10.00% contingent minimum return (subject to automatic redemption), 1% loss of principal for every 1% decline in lowest performing underlying beyond the initial level if a knock-in event occurs	22550B5R0	6/27/17	6/27/17 11AM EST	6/28/19	1.75%	T1029	T1029
2.5Y XOP XBI Contingent Coupon Autocallable Yield Notes, 50% American barrier [10.00-12.00]% p.a. coupon paid quarterly (subject to issuer's early redemption), 1% loss of principal for every 1% decline in lowest performing underlying beyond the initial level if a knock-in event occurs	22550B6M0	6/27/17	6/27/17 11AM EST	12/30/19	1.75%	U2105	U2105
5Y SPX RTY Contingent Coupon Callable Yield Notes, 60% European barrier [5.50-6.00]% p.a. contingent coupon paid monthly (subject to automatic redemption), 1% loss of principal for every 1% decline in lowest performing underlying beyond the initial level if a knock-in event occurs	22550B6D0	6/27/17	6/27/17 11AM EST	6/30/22	3.00%	U2104	U2104
GROWTH ALTERNATIVES
13M SPX RTY Buffered Accelerated Return Equity Securities 10% buffer, 150% upside participation rate to a maximum return of [9.50-11.50]%, 1% loss of principal for every 1% decline in underlying beyond the buffer	22550B6U2	6/27/17	6/27/17 11AM EST	8/1/18	1.50%	K837	K837
2Y SPX Buffered Accelerated Return Equity Securities 10% buffer, 200% upside participation rate to a maximum return of [12.50-14.50]%, 1% loss of principal for every 1% decline in underlying beyond the buffer	22550B5P4	6/27/17	6/27/17 11AM EST	7/2/19	1.75%	K832	K832
3.5Y RTY Digital Buffered Notes 20% buffer, [17.50-20.50]% fixed payment percentage if the final level is equal to or greater than the buffer level, 1% loss of principal for every 1% decline in underlying beyond the buffer	22550B6J7	6/27/17	6/27/17 11AM EST	12/31/20	2.00%	K836	K836
4Y SPX RTY Digital Plus Barrier Notes 70% European barrier, the greater of [36.00-41.00]% fixed payment percentage and the underlying return of the lowest performing underlying if the final level of each underlying is equal to or greater than its initial level, 1% loss of principal for every 1% decline in lowest performing underlying beyond the initial level if a knock-in event occurs	22550B5T6	6/27/17	6/27/17 11AM EST	7/1/21	2.75%	T1031	T1031
5Y SPX RTY Absolute Return Digital Barrier Securities, 60% European barrier, [35.00-40.00]% fixed payment percentage if the final level of the each underlying is equal to or greater than its initial level, 1% loss of principal for every 1% decline in lowest performing underlying beyond the initial level if a knock-in event occurs	22550B6K4	6/27/17	6/27/17 11AM EST	6/30/22	3.00%	T1038	T1038
5Y RTY INDU Accelerated Barrier Notes 50% European barrier, [140.00-150.00%] upside participation rate, 1% loss of principal for every 1% decline in lowest performing underlying beyond the initial level if a knock- in event occurs	22550B6L2	6/27/17	6/27/17 11AM EST	6/30/22	3.00%	T1039	T1039

FEE BASED OFFERINGS
Product Description	CUSIP	Trade Date	Offering Closes	Maturity Date	Sales Concession	Fact Sheet	Preliminary Pricing Supplement
INCOME/CASH FLOW ALTERNATIVES
1.25Y SPX RTY Contingent Coupon Autocallable Yield Notes, 70% American barrier [7.00-9.00]% p.a. contingent coupon paid monthly (subject to automatic redemption), 1% loss of principal for every 1% decline in lowest performing underlying beyond the initial level if a knock-in event occurs	22550B5V1	6/30/17	6/30/17 11AM EST	10/9/18	0.00%	U2099	U2099
1.25Y RTY SX5E Contingent Coupon Autocallable Yield Notes, 70% American barrier [8.50-10.50]% p.a. contingent coupon paid monthly (subject to automatic redemption), 1% loss of principal for every 1% decline in lowest performing underlying beyond the initial level if a knock-in event occurs	22550B5W9	6/30/17	6/29/17 4PM EST	10/9/18	0.00%	U2100	U2100
3Y SPX RTY Contingent Coupon Callable Yield Notes 70% European barrier, [7.00-9.00]% p.a. contingent coupon paid quarterly (subject to issuer's early redemption), 1% loss of principal for every 1% decline in lowest performing underlying beyond the initial level if a knock-in event occurs	22550B6C2	6/30/17	6/30/17 11AM EST	7/6/20	0.00%	U2103	U2103
3Y SPX XBI Contingent Coupon Callable Yield Notes, 60% European barrier, [9.50-11.50]% p.a. contingent coupon paid quarterly (subject to issuer's early redemption), 1% loss of principal for every 1% decline in lowest performing underlying beyond the initial level if a knock-in event occurs	22550B6A6	6/30/17	6/30/17 11AM EST	7/6/20	0.00%	U2102	U2102
5Y SPX RTY Contingent Coupon Callable Yield Notes 60% European barrier, [6.75-7.25]% p.a. contingent coupon paid monthly (subject to issuer's early redemption), 1% loss of principal for every 1% decline in lowest performing underlying beyond the initial level if a knock-in event occurs	22550B6P3	6/30/17	6/30/17 11AM EST	7/6/22	0.00%	U2108	U2108
GROWTH ALTERNATIVES
1.5Y SPX Buffered Accelerated Return Equity Securities 10% buffer, 200% upside participation rate to a maximum return of [11.00 -13.00]%, 1% loss of principal for every 1% decline in underlying beyond the buffer	22550B5X7	6/30/17	6/30/17 11AM EST	1/4/19	0.00%	K833	K833
3Y INDU Buffered Accelerated Return Equity Securities 15% buffer, [102.50-107.50]% upside participation rate, 1% loss of principal for every 1% decline in underlying beyond the buffer	22550B6B4	6/30/17	6/30/17 11AM EST	7/3/20	0.00%	K835	K835
3Y SPX RTY Accelerated Barrier Notes 70% European barrier, [150.00-155.00%] upside participation rate, 1% loss of principal for every 1% decline in lowest performing underlying beyond the initial level if a knock- in event occurs	22550B6G3	6/30/17	6/30/17 11AM EST	7/3/20	0.00%	T1035	T1035
4Y RTY INDU Absolute Return Barrier Securities 70% European barrier, [150.00-155.00%] upside participation rate, 1% loss of principal for every 1% decline in lowest performing underlying beyond the initial level if a knock- in event occurs	22550B6E8	6/30/17	6/30/17 11AM EST	7/6/21	0.00%	T1033	T1033
5Y RTY INDU Accelerated Barrier Notes 50% European barrier, [165.00-175.00%] upside participation rate, 1% loss of principal for every 1% decline in lowest performing underlying beyond the initial level if a knock- in event occurs	22550B6Q1	6/30/17	6/30/17 11AM EST	7/6/22	0.00%	T1040	T1040
5Y SPX RTY Absolute Return Digital Barrier Securities, 60% European barrier, [45.00-50.00]% fixed payment percentage if the final level of the each underlying is equal to or greater than its initial level, absolute return on the negative performance of the lowest performing underlying if a knock-in event does not occur, 1% loss of principal for every 1% decline in lowest performing underlying beyond the initial level if a knock-in event occurs	22550B6H1	6/30/17	6/30/17 11AM EST	7/6/22	0.00%	T1036	T1036

* The actual coupon rate, participation rate, knock-in level, buffer amount, automatic redemption premium or fixed payment percentage, as applicable, to be determined on the Trade Date.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Underlyings. The risk considerations set forth below are only intended as summaries of some of the risks relating to an investment in the securities. Prior to investing in the securities, you should, in particular, review the “Selected Risk Considerations” section in the relevant Preliminary Pricing Supplement and the “Risk Factors” section in the relevant Product Supplement, if applicable, which set forth risks related to an investment in the securities.

• You may receive less than the principal amount at maturity, and depending on the terms of your investment, your investment may result in a loss of up to 100% of the principal amount.

• The value of the securities and the payment of any amount due on the securities are subject to the credit risk of Credit Suisse.

• Depending on the terms of your investment, the securities may not provide for regular fixed interest payments.

• Depending on the terms of your investment, your investment may be subject to a cap, in which case, you may not benefit from the full appreciation of the underlying(s).

• If the securities are subject to a potential early redemption, your opportunity to be paid interest, if applicable, over the full term of the securities might be limited.

• If the payment on the securities is based on the performance of the lowest performing underlying, you will not benefit from the performance of any other underlying.

• Prior to maturity, costs such as concessions and hedging may affect the value of the securities.

• If the payment on the securities is based on the performance of the lowest performing underlying, the securities are exposed to the risk of fluctuations in the level of the underlyings to the same degree for each underlying.

• If the securities are linked to a reference share or a reference fund, anti-dilution protection is limited.

• Credit Suisse currently estimates that the value of the securities on the trade date will be less than the price you pay for the securities, reflecting the deduction of underwriting discounts and commissions and other costs of creating and marketing the securities.

• The securities will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the securities in the secondary market but is not required to do so. Many factors, most of which are beyond the control of the Issuer, will influence the value of the securities and the price at which the securities may be purchased or sold in the secondary market.

• We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and as agent of the Issuer of the securities, hedging our obligations under the securities and determining the estimated value of the securities. The agent for this offering, Credit Suisse Securities (USA) LLC (“CSSU”), is our affiliate. In accordance with FINRA Rule 5121, CSSU may not make sales in this offering to any discretionary accounts without the prior written approval of the customer.

• The securities will be affected by a number of economic, financial, political, regulatory, and judicial factors that may either offset or magnify each other.

• As a holder of the securities, you will not have voting rights or rights to receive cash dividends or other distributions with respect to the equity securities comprising the underlyings.

Credit Suisse AG ("Credit Suisse") has filed a registration statement (including a prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, with respect to the offerings to which this Structured Product Offering List relates. Before you invest, you should read the applicable Preliminary Pricing Supplement, the applicable Underlying Supplement, the applicable Product Supplement, the Prospectus Supplement and the Prospectus, to understand fully the terms of each offering of securities and other considerations that are important in making a decision about investing in any of the securities. If the terms described in the applicable Preliminary Pricing Supplement are inconsistent with those described herein, the terms described in the applicable Preliminary Pricing Supplement will prevail. You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Credit Suisse or any agent or any dealer participating in the applicable offering will arrange to send you the applicable Preliminary Pricing Supplement, Underlying Supplement, Product Supplement, Prospectus Supplement and Prospectus if you request by calling toll-free 1-(877)-927-7335.

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